Exhibit 99.1

Goodyear Provides Second Quarter 2004 Earnings Preview,
Announces Refinancing, Chemical and Conference Call Plans

     AKRON, Ohio, July 21, 2004 – The Goodyear Tire & Rubber Company said today it expects to report second quarter 2004 sales of about $4.5 billion, compared to $3.8 billion in the prior-year period. The increase in sales reflects higher volume, improved pricing and product mix, and includes the impact of the first quarter consolidation of two subsidiaries, as well as the favorable impact of currency translation.

     All seven Goodyear businesses, including North American Tire, expect to report positive segment operating income in the second quarter. The two European business units will be up more than 25 percent and Latin America, Engineered Products and Chemical will be up at least 50 percent compared with the same period a year ago.

     “Our second quarter results will reflect higher sales in all of our businesses, improved pricing and product mix, as well the impact of our turnaround initiatives,” said Robert J. Keegan, Goodyear chairman and chief executive officer. “While we are pleased with our year-to-date operating results, challenges remain, including high levels of debt and unfunded pension obligations, which we are addressing with specific strategies.”

     The company announced today that it intends to refinance its $680 million senior secured U.S. revolving credit facility, which matures on April 30, 2005.

     The new $500 million senior secured funded credit facility, which Goodyear expects to mature in 2007, will be secured by the same collateral as the $680 million senior secured U.S. revolving credit facility it replaces.

     The transaction is subject to market conditions and the execution of definitive documentation and is expected to close in August.

     Goodyear also indicated it has concluded its exploration into the possible sale of its Chemical Business, determining that the business remains more valuable to the company and its stakeholders if retained than if sold.

     “Given its improved earnings, we believe the cash flows and cost advantages Goodyear derives from the Chemical Business, as well as its positive contributions to the tire businesses, outweigh the benefits of a potential sale,” Keegan said. “The current and projected raw material market reinforces this decision.”

     Goodyear will report full second quarter financial results on Thursday, August 5, followed by an investor conference call at 9 a.m., EDT.

     Participating in the conference call with Keegan will be Richard J. Kramer, executive vice president and chief financial officer. Prior to the call, the company will post the financial and other statistical information that will be presented on its investor relations Web site: investor.goodyear.com.

     Shareholders, members of the media and other interested persons may access the conference call on the Web site or via telephone by calling (706) 634-5954 before 8:55 a.m. that day. A taped replay of the conference call will be available at 2 p.m. by calling (706) 634-4556. The call replay will also remain available on the Web site.

     Goodyear is the world’s largest tire company. The company manufactures tires, engineered rubber products and chemicals in more than 80 facilities in 28 countries around the world. Goodyear employs about 86,000 people worldwide.

     Certain information contained in this press release may constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various factors, including the factors discussed in the company’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended Dec. 31, 2003 and Form 10-Q for the quarter ended March 31, 2004. The Company’s ability to consummate the transaction referenced above is subject to a number of contingencies, including but not limited to, due diligence procedures, the satisfactory negotiation of various transaction-related documents and customary conditions to closing. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

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